ASSET PURCHASE AGREEMENT
                              ________________________

          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and is entered into this 30th day of May, 1997, by, between and among POMEROY COMPUTER RESOURCES, INC., a Delaware corporation, (the "Purchaser"), MAGIC BOX, INC., a Florida corporation (the "Seller'') and ISRAEL FINTZ ( "I. Fintz" ), M. RONALD KRONGOLD ( "R. Krongold"'), MARVIN ROSEN ("M. Rosen") and ALLISON SOKOL ("A. Sokol") (I. Fintz, R. Krongold, M. Rosen and A. Sokol hereinafter referred to collectively as "Shareholders" and individually as "Shareholder").

                                   W I T N E S S E T H :

          WHEREAS, Seller is a provider of micro computer products and computer integration and networking services to customers in Southern Florida (the "Business").
          WHEREAS, all the issued and outstanding stock of Seller is owned in the following proportions:
                    I. Fintz -                    40%
                    R. Krongold -                 25%
                    M. Rosen -                    25%
                    A. Sokol -                    10%
          WHEREAS, Purchaser desires to purchase substantially all of the assets of the Seller used in the Business and assume certain of the liabilities of Seller in connection with the Business, and Seller desires to sell substantially all of such assets, subject to such liabilities, but only (i) upon the terms and subject to the conditions set forth in this Agreement, (ii) the representations, warranties, covenants, indemnifications, assurances and undertakings of Seller, Shareholders and Purchaser contained in this Agreement and (iii) the agreements of Seller,
          R. Krongold and M. Rosen to refrain from competition with Purchaser for three (3) years from the closing of this transaction and (iv) the agreements of I. Fintz and A. Sokol to refrain from competition with Purchaser for the later of three
          (3) years from the Closing Date, or one (1) year after the termination of I. Fintz and/or A. Sokol's employment with Purchaser pursuant to, and in accordance with, the terms of their respective Employment Agreements to be executed upon the Closing. WHEREAS, Purchaser shall have the right, at its sole option, to elect to effectuate the transactions contemplated hereby, through a first tier subsidiary of Purchaser ("Acquisition Sub"), and

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          have all ancillary documents described herein (e.g. employment agreements, promissory notes, etc.) executed by such Acquisition Sub, provided Purchaser shall guarantee all of the obligations of Acquisition Sub contained in this Agreement and in such ancillary documents.
          NOW, THEREFORE, in consideration of the above premises and the mutual promises, covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:


                                      1
                                 DEFINITIONS
                                 ___________

               1Affiliate. "Affiliate" shall mean (i) in the case of an entity, any person (the term "person" for these purposes means an individual, partnership, firm, corporation or other entity) who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified person (the term "control" for these purposes means the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity) or (ii) in the case of an individual, such individual's spouse, descendants or parents or a trust primarily for the benefit of such individual or any of the foregoing.
               2Assumed Liabilities.
                The "Assumed Liabilities" are the
               liabilities of the Seller assumed or paid at Closing by the Purchaser pursuant to this Agreement.

                 3Balance Sheet
                The "Balance Sheet" is the unaudited
               balance sheet of the Seller as of April 30, 1997, included as part of the Financial Statements.

               4Closing. The "Closing" shall be the consummation of the transactions contemplated under this Asset Purchase Agreement.


               5Closing Date. The "Closing Date" shall be July 1, 1997, and shall commence at 9:00 a.m. E.D.T.

               6Code. The "Code" is the Internal Revenue Code of 1986, as amended, 26 U.S.C. S1 et seq.


               7Court. A "Court" is any federal, state, municipal, domestic, foreign or other governmental tribunal or an arbitrator or person with similar power or authority.

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                8Disclosure Schedule.  The "Disclosure Schedule" is the
               Disclosure Schedule effective May 31, 1997 and supplemented as necessary to reflect the operations of the Business, as provided herein, through the Closing Date, and delivered by Seller to Purchaser by June 16, 1997.
                9Encumbrance.  An "Encumbrance" is any security interest,
               lien, charge, encumbrance or restriction, whether imposed by agreement, understanding, law or otherwise, on any Purchased Asset (as defined herein).

                10Excluded Assets.  "Excluded Assets" are any assets set
               forth on Exhibit A attached hereto.

                11Financial Statements.  The "Financial Statements" are the
               unaudited financial statements of the Seller for the years ended December 31, 1996 and December 31, 1995 (original and restated) and the unaudited interim balance sheets as of April 30, 1997, including any and all notes thereto.

               12Governmental Entity. A "Governmental Entity" is any Court or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality having jurisdiction over the applicable matter.


               13Knowledge. "knowledge" of Seller and Shareholders shall mean the actual knowledge of any of the Shareholders, and for all purposes "knowledge" shall mean actual knowledge of the applicable party without any duty of inquiry.

               14Pro Forma Balance Sheet. The "Pro Forma Balance Sheet" is the unaudited balance sheet adjusted for Excluded Assets per
               Section 2.3 and Exhibit A and Excluded Liabilities of the
                Seller per Section 3.3 as of April 30, 1997, included as
               part of the Financial Statements.  The Pro Forma Balance
               Sheet shall be updated by Seller dated as of June 15, 1997, as more particularly described at Section 4.1(c) below.

               15Purchase Price. The "Purchase Price" is the total consideration paid by Purchaser to Seller for the Purchased Assets as set forth in Section 4.1.

               16Purchased Assets. The "Purchased Assets" are the assets of the Seller, used in the Business, acquired by the Purchaser pursuant to the terms of this Agreement set forth on Exhibit E. Any asset of Seller which is not an Excluded Asset shall be a Purchased Asset.

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                17Taxes.  "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll and franchise taxes, imposed by any Governmental Entity and includes any estimated tax, interest and penalties or additions to tax.

                18Tax Return.  A "Tax Return" is a report, return or other information required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Seller.


                                         2.
                                        TERMS
                                        _____
          1    Agreement.
               _________
               Seller agrees to sell and convey to Purchaser the Purchased Assets as hereinafter set forth in Paragraph 2.2. Purchaser agrees to purchase said Purchased Assets. The agreements of Purchaser and Seller are expressly conditioned upon the terms, conditions, covenants, representations and warranties as hereinafter set forth.

          2    Assets to be Sold and Purchased.
              ________________________________
               At the Closing of this Agreement, Purchaser shall purchase and Seller shall sell all the Purchased Assets owned by the Seller, used in the Business, except for the Excluded
               Assets. The Purchased Assets shall include, but not be limited to:

               (a) The tangible personal property and assets owned by the Seller of every kind and description, real, personal or mixed, wherever located, used in the Business of Seller, including without limitation, all of such assets as reflected on the Pro Forma Balance Sheet (excepting those assets disposed of, and including those assets acquired, in the ordinary course of business since the date of the Pro Forma Balance Sheet);

               (b) All intangible assets owned by the Seller which are used in the Business of Seller, including without limitation, all purchase orders, contract rights and agreements, work in process, customer lists, supplier arrangements, patents, trademarks and service marks
                     (including the goodwill associated with the marks),
                    office supplies, computer programs, claims of Seller
                    known by Seller as of the Closing Date, the right to use the corporate and trade name of or used by the Seller, or any derivative thereof, as all or part of a corporate or trade name;

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

               (c) All investment securities, cash and cash equivalents (except investment securities, cash and cash equivalents that are Excluded Assets as defined in
                    Section 2.3) and customer notes receivable relating to the Business;

               (d) All inventory of the Business which shall be valued on a moving average basis at the cost of acquisition;

               (e) All accounts receivable and vendor receivables relating to the Business;

               (f)  All prepaid expenses applicable to the Business;

               (g) All of Seller's service, installation and networking contracts;

               (h) All vendor rebates, spiff money, retainage amounts under any contracts, and any other customer deposits;

               (i)  Distribution agreements and authorizations of Seller;

               (j) All base artwork, photo materials, plates (if owned by Seller), separations and other materials that are used by Seller for printing brochures and promotional materials;

               (k) The assignment of any telephone numbers used in the Business;

               (l) The covenant not to compete agreements with Seller, I. Fintz, A. Sokol, R. Krongold and M. Rosen; set forth on Exhibits "B", "B-1", "B-2", "B-3" and "B-4" attached hereto and made a part hereof; and

               (m) All other fees, assets, property, and business of Seller (including the rights under covenants or agreements not to disclose confidential information or not to compete, if any), and all other assets of Seller not specifically excluded pursuant to the terms of this Agreement.

               3Excluded Assets.                  _______________

               The Excluded Assets are set forth on Exhibit "A" hereto.

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                4Lease Agreements                 ________________
               (a) Seller is the lessee under certain lease agreements providing for payments of more than $5,000.00 per year covering the following real and personal properties and leased personal:

                    (i)  16698 NW 54th Avenue, Miami, Florida  33014
                         (the other leases of Seller shall be set forth in
                    (ii)
                         the Disclosure Schedule)

                    (iii)

                    (iv)

                    (v)

               (b) Seller is the lessor under certain master lease agreements for equipment providing for payments of more than $5,000.00 per year as follows:

                    (i) (the other leases of Seller shall be set forth in the Disclosure Schedule)

                    (ii)

                    (iii)

                    (iv)

                    (v)

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               (c)  Seller is the lessor under certain operating lease
                    agreements for equipment providing for payments of more than $5,000.00 per year as follows:

                    (i)(the other leases of Seller shall be set forth in
                         the Disclosure Schedule)

                    (ii)

                    (iii)

                    (iv)

                    (v)

               At the Closing, Seller and Purchaser shall execute necessary documentation for the assignment of these leases and all of Seller's right and interest thereunder to Purchaser and, at the Closing, Seller shall assign all its rights and interests in said leases to Purchaser. Purchaser agrees to indemnify and hold Seller harmless from any liability with respect to the aforementioned leases occurring after the Closing Date. To the extent that the assignment of any lease shall require the consent of other parties hereto, this Agreement shall not constitute an assignment thereof and Seller shall obtain any such necessary consents or assignments by the Closing. Purchaser shall cooperate with Seller in the obtaining of such consents.

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               5Instruments of Transfer
                _______________________

               At Closing, the Seller will deliver to the Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer and assignment customary for transfers in Dade County, Florida as shall be effective to vest in Purchaser good and marketable title and interest in and to the Purchased Assets subject to any liens that may exist with respect to the IBM loan, the Deutsch loan, and any other disclosed recorded liens which obligation secured by such liens shall be assumed or paid by Purchaser at the Closing. Seller shall cooperate with Purchaser in obtaining termination of such liens upon payment by Purchaser. At or after the Closing, and without further consideration, the Seller will execute and deliver to Purchaser such further reasonable and appropriate instruments of conveyance and transfer and take such other action as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser any of the Purchased Assets or for aiding and assisting and collecting and reducing to possession and exercising rights with respect thereto. Seller, agrees to use its best efforts to obtain and deliver to Purchaser such consents, approvals, assurances and statements from third parties as Purchaser may reasonably require in a form reasonably satisfactory to Purchaser, provided Seller's best efforts shall not require Seller to bring any legal action or expend any of its funds. In addition to the foregoing, Seller will deliver to Purchaser or otherwise put Purchaser in possession of the originals or copies of all of the Seller's books, records and other data relating to the Purchased Assets; and simultaneously with such delivery, the Seller shall take all such acts as may be reasonably necessary to put Purchaser in actual possession, and operating control of the Purchased Assets. To the extent Seller delivers to Purchaser originals of its books and records, Purchaser shall allow Seller and the Shareholders access, upon prior notice, to such books and records, as they relate to the period prior to the Closing Date, if Seller or the Shareholders have a need to access such books and records. Seller shall cooperate with Purchaser to permit Purchaser, if reasonably possible, to enjoy Seller's ratings and benefits under workmen's compensation laws and unemployment compensation laws to the extent permitted by such laws.
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                 6Instruments Giving Certain Additional Powers and Rights.
                _______________________________________________________

               At the Closing, Seller shall, by appropriate instrument, constitute and appoint Purchaser, its successors and permitted assigns, the true and lawful limited attorney of Seller with full power of substitution, in the name of Purchaser, or the name of Seller, on behalf of and for the benefit of Purchaser, for the limited purpose of collecting all receivables and other items being transferred and assigned to Purchaser as provided herein, to endorse, without recourse, any and all checks in the name of Seller the proceeds of which Purchaser is entitled to hereunder, to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller, directly or indirectly, by the dissolution of Seller or in any manner or for any reason. Seller further agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall pay or transfer to Purchaser, if and when received, any amounts which shall be received by Seller after the Closing in respect of any receivables or other assets, properties, rights or business to be transferred and assigned to Purchaser as provided herein. Seller further agrees that, for up to 180 days after the Closing Date, it will, upon the reasonable request of Purchaser and at Seller's reasonable expense, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further reasonable acts, assignments, transfers, powers of attorney or assurances as may be reasonably required in order to further transfer, assign, grant, assure and confirm to Purchaser, or to aid and assist in the collection or granting of possession by Purchaser of, any of the Purchased Assets, or to vest in Purchaser good and marketable title to the Purchased Assets.
                Notwithstanding the preceding sentence or any other
               provision herein to the contrary, Seller shall only have an obligation to use its best efforts with respect to the actions described in the preceding sentence, which will not include any obligation to engage counsel, or bring any form of action, at law or at equity, to enforce Purchaser's rights to the Purchased Assets or to collect the accounts receivable transferred hereunder.


                                       3.
                              ASSIGNMENT OF LIABILITIES
                              _________________________
               1Liabilities to be Paid Off at Closing or Assumed.
                ________________________________________________

               A. At the Closing, Purchaser shall pay off (and secure the release of Seller and all Shareholders from any personal guaranty or liability with respect to such obligations), the following:

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                 (i)   Seller's obligation to (i) IBM Credit Corporation
                       ("IBM") under a certain working capital credit line which provides for a maximum principal amount of One Million, Fifty Thousand Dollars ($1,050,000) dated ________________, the outstanding amount of which is approximately Three Hundred Ten Thousand Dollars ($310,000.00) as of the execution of this Agreement and the outstanding amount of which on the Closing Date will be subject to satisfaction of the expected Net Assets Amount, which line is collateralized by a security interest in the Seller's receivables and certain inventory, and
                       (ii) Deutsch Financial Services, Inc. under a certain inventory credit account which allows for up to a maximum of Three Hundred Fifty Thousand Dollars ($350,000), the outstanding balance of which is approximately One Hundred Fifty Thousand Dollars ($150,000.00) as of the execution of this Agreement, and the outstanding amount of which on the Closing Date will be subject to satisfaction of the expected Net Assets Amount, which is collateralized by a security interest in the Seller's receivables and certain inventory; and
                (ii) The Assumed Liabilities to be paid off as set forth in Section 3.1 A (i), as may have been incurred, increased or decreased since the Pro Forma Balance Sheet for operations in the ordinary course of business or any other transaction permitted by this Agreement are subject to the satisfaction of the minimum worth requirements set forth in Section 4.1(c) as of June 15, 1997. Any incurrence of, or increase or decrease in the amount of, the Assumed Liabilities set forth above for the period commencing on June 15, 1997, through the Closing Date, shall be subject to the provisions of Section 9.


               B. Notwithstanding anything to the contrary in this Agreement, at the Closing, Purchaser shall assume and pay or discharge when due (and secure the release of Seller and all Shareholders from any and all personal liability or guarantee with respect to such assumed obligations), all non-contingent liabilities of the Seller existing as of the Closing Date, incurred by Seller in the operation of the Business and excluding the Excluded Liabilities. These Assumed Liabilities shall include, but not be limited to, the following:

               (i) All of the trade accounts payable, accrued expenses, accrued payroll, accrued payroll taxes, accrued sales taxes, accrued pension contributions (if any), and accrued vacation to non stockholders and non officers of Seller, capital lease and unearned service and other

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

                    contracts of the Seller relating to the Business, of the same or similar nature as such items as set forth on the Disclosure Schedule, the Pro Forma Balance Sheet, the Financial Statements, or any notes thereto; and

               (ii) All other liabilities of Seller set forth as an Assumed
                    Liability on the Disclosure Schedule.

               It is the parties' mutual intent to include as Assumed Liabilities on the Disclosure Schedule all known liabilities of Seller incurred in the operation of the Business. The Assumed Liabilities to be assumed as set forth in Sections 3.1.B.(i) and
          (ii) as may have been incurred, increased or decreased since the Balance Sheet to the Pro Forma Balance Sheet for operations in the ordinary course of business or any other transaction permitted by this Agreement are subject to the satisfaction of the minimum net worth requirements set forth in Section 4.1(c) as of June 15, 1997. Any incurrence of or increase or decrease in the amount of, the liabilities set forth above to be assumed at Closing for the period commencing on the date first written above, and continuing through the Closing Date, shall be subject to the provisions of Section 9.

               C. It is the parties' intent that Purchaser shall pay off at Closing, or assume and pay off or discharge when due, all obligations of Seller set forth in Sections
                    3.1 A and B above, respectively, for which any of the Shareholders have personal liability, and Purchaser agrees to use its best efforts to secure the release of Shareholders from such personal guaranty within 60 days after Closing if such releases are not secured prior to Closing. The obligations of Seller that are personally guaranteed by any Shareholder are set forth on Exhibit L. If Shareholders are not so released within 60 days after Closing Date, Purchaser shall (i) place in escrow with the Escrow Agents the full amount of such liabilities, (ii) agree not to allow such liabilities to be increased, and (iii) indemnify Seller and the Shareholders from any amount any of them may have to pay as a result of such liabilities (including reasonable attorneys' fees, if any). If Shareholders are not so released within six (6) months after the Closing, then notwithstanding anything in this Agreement to the contrary, Purchaser shall not have the right to make any claims against Shareholders or Seller hereunder, including claims, for breach of any representations or warranties, failure to comply with covenants, for indemnification, or otherwise. Prior to the expiration of the initial 60 day period, Seller shall provide to Purchaser letters from all creditors to whom such personal guaranties apply, which letters will provide that such personal guaranties will be released upon payment by Purchaser of such underlying obligations.

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          2    Executory Contracts.
                ___________________

               At the Closing, Purchaser shall assume Seller's obligations and pay or discharge when due the following:

            (i) All obligations, to the extent they are assumable, under contracts, leases or agreements of the Seller as set forth on the Disclosure Schedule under Section 6.8; and

           (ii) All future liabilities for merchandise in transit F.O.B. shipping point which has not been received by Seller as of the Closing and for which no bill has been issued by the supplier at such time.

          3    Excluded Liabilities.
               ____________________

               Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not assume or become responsible for any claim, liability or obligation whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise
               ( "Liability" ) except the Assumed Liabilities   (the
               "Excluded Liabilities"). Without limiting the generality of foregoing, the following are included among the Excluded Liabilities of Seller which Purchaser shall not assume or become responsible for (unless specifically included on the list of Assumed Liabilities):

            (i) Without in any way effecting the obligations of Purchaser to reimburse Seller pursuant to
                    Section 4.1(d) below, all Liabilities for local, state, federal, franchise, and income and other taxes (including but not limited to, any taxes attributable to any gain under Section 1377 of the Code) whether deferred or which have accrued or may accrue or become due and payable by Seller and/or Shareholders either prior to, on or after the Closing Date, including, without limitation, all taxes and fees of a similar nature arising from the sale and transfer of the Purchased Assets to Purchaser;
           (ii) All Liabilities and obligations to directors and officers of Seller, including, without limitation, all Liabilities and obligations for wages, salary, bonuses, commissions, vacation (except to the extent Purchaser agrees to assume such item) or severance pay, profit sharing or pension benefits, and all Liabilities and obligations arising under any bonus, commission, salary or compensation plans or arrangements, whether accruing prior to, or on or after the Closing Date;

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

          (iii) All Liabilities and obligations with respect to unemployment compensation claims and workmen's compensation claims and claims for race, age and sex discrimination or sexual harassment or for unfair labor practice which occurred prior to the Closing Date and for which any claim may be asserted by any of the Seller's employees, prior to, on or after the Closing Date;

           (iv) All Liabilities of Seller to third parties for personal injury or damage to property based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to the Closing Date and for which any claim may be asserted by any third party prior to, on or after the Closing Date;

            (v) All Liabilities and obligations of Seller arising under or by virtue of environmental laws accruing prior to, or on the Closing Date;

           (vi) All Liabilities of Seller, including any costs of attorneys' fees incurred in connection therewith, for litigation, claims, demands or governmental proceedings arising from occurrences, circumstances or events, or exposure to conditions occurring or existing prior to, or on the Closing Date;

          (vii) All Liabilities of Seller based on any theory of liability or product warranty with respect to any product manufactured or sold prior to the Closing Date and for which any claim may be asserted by any third party, prior to, on or after the Closing Date;

          (viii) All attorneys' fees, accountants or auditors' fees, and other costs and expenses incurred by Seller and/or the Shareholders in connection with the negotiation, preparation and performance of this Agreement;

           (ix) All Liabilities of the Seller in connection with the Excluded Assets, unless such Liabilities are specifically designated as Assumed Liabilities in the Agreement or in the Disclosure Schedule;

            (x) Any Liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire shares of its capital stock of any class;

           (xi) Any Liabilities of Seller relating to the shareholder loans reflected on the Financial Statements; and

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

          (xii) All other debts, Liabilities, obligations, contracts and commitments (whether direct or indirect, known or unknown, contingent or fixed, liquidated or unliquidated, and whether now or hereinafter arising) arising out of or relating to the ownership, operation or use of any of the Purchased Assets on or prior to the Closing Date or the conduct of the Business of Seller whether prior to, on or after the Closing Date, except only for the liabilities and obligations to be performed by Purchaser constituting the Assumed Liabilities, provided, it is the parties' intent to include as Assumed Liabilities on the Disclosure Schedule, all known liabilities (that are not an Excluded Liability) that arose from the operations of the Business by Seller prior to the Closing Date. It shall be Seller's responsibility to disclose such liabilities on the Disclosure Schedule.

               It is the intent of the parties that upon Closing, all employees and leased employees of Seller will be terminated by it and Purchaser will extend offers of employment to such individuals at such time or assume the existing lease agreement for personnel with Paychex Business Solutions, Inc. dated October, 1992, as Purchaser in its sole discretion shall determine.

    4.                              CONSIDERATION FOR PURCHASED ASSETS
                        __________________________________
               1Purchase Price                  ______________
               Subject to the other terms of this Agreement, the Purchase Price for the Purchased Assets shall be the sum of:

               (a)  Two Million Five Hundred Thousand Dollars
                    ($2,500,000.00); and

               (b) The Assumed Liabilities assumed or paid off under Sections 3.1 A. and 3.1 B.

               (c) The amount in Section 4.1(a) above shall be either adjusted upward or downward by the amount determined under this Section 4.1(c). Prior to the Closing, Seller shall prepare and deliver to Purchaser the updated Pro Forma Balance Sheet which shall set forth the Purchased Assets (including, for this purpose only, any Excess Cash) and the Assumed Liabilities as of June 15, 1997. The June 15, 1997 Pro Forma Balance Sheet shall be prepared using the same accounting methods, assumptions, policies, practices and procedures, with consistent classifications, judgments, and estimation methodologies as used in the preparation of the April 30, 1997 Pro Forma Balance Sheet, adjusted only for operations of Seller commencing May 1, 1997 through and including June 15, 1997, based solely on information known on June 15, 1997, and without taking into account any changes in circumstances or events occurring after June 15, 1997.

                    If the Net Assets Amount (as defined below) shown on the June 15, 1997 Pro Forma Balance Sheet is less than $876,999.00, the Purchase Price shall be decreased on a dollar for dollar basis for the difference. Any such reduction shall reduce the principal amount of the Note(s) and shall be first applied against the final payment under promissory note portion of the Purchase Price as set forth in Section 4.2(c) below.

                    If the Net Assets Amount shown on the Pro Forma Balance Sheet exceeds $876,999.00, Seller shall be entitled to retain cash, cash equivalents and investment securities, if any, up to the amount of such excess (the "Excess Cash") and such Excess Cash shall be an Excluded Asset. If cash, cash equivalents and investment securities do not exist in an amount that is equal to the Excess Cash, then any difference in the increase in the Purchase Price shall be reflected, at Seller's option, either (i) in additional cash consideration paid by Purchaser to Seller within 10 days after the Closing Date or (ii) by Seller increasing the outstanding principal amount of the Assumed Liability IBM credit line.

                    The Net Assets Amount shall mean the total of the Purchased Assets (including, for this purpose only, any Excess Cash) less the total of the Assumed Liabilities, in each case as shown on the June 15, 1997 Pro Forma Balance Sheet.

                    Seller shall provide the June 15, 1997 Pro Forma Balance Sheet at least seven (7) days prior to the Closing Date. Purchaser shall review the Pro Forma Balance Sheet prior to Closing and shall contact Seller prior to the Closing with any of Purchaser's requested adjustments to the Purchase Price based on such Pro Forma Balance Sheet. If Seller delivers the Pro Forma Balance Sheet within seven (7) days of the Closing Date, the Purchaser's time period within which to provide its requested adjustments shall be extended by the number of days by which Seller is delinquent in such delivery. The preceding sentence shall not in any way affect the Closing Date.

                    In the event that there is Excess Cash as of June 15, 1997, Seller shall be entitled to distribute such Excess Cash prior to Closing, and such distribution shall be deemed as having been undertaken in the ordinary course of business.

               (d) In addition, Seller shall be entitled to be reimbursed by Purchaser for all corporate and individual income or corporate franchise taxes which will become payable by Seller or Shareholders as a result of the operation of the Business in the ordinary course during the period from the date of the June 15, 1997 Pro Forma Balance Sheet to the Closing Date. This reimbursement will be based on taxable income for such period and utilizing an effective income tax rate of 40%. Purchaser shall agree to reimburse Seller for such taxes, if any, as determined by Seller, not later than 30 days after Closing. The determination of the taxable income for such period shall be made in accordance with Seller's internally-generated financial statements consistent with prior periods. Such taxable income shall not include any income attributable to the sale of the Purchased Assets being effectuated hereunder or any gain from the sale of certain marketable securities, the gain from which is an Excluded Asset as set forth in Exhibit A.

          The Purchase Price has been determined based upon Purchaser's understanding of the net assets acquired hereunder and the operations of the Business prior to the date hereof. Commencing on the date first written above and ending on June 16, 1997 (the "Inspection Period"), Purchaser shall perform due diligence upon Seller, as more particularly described at Section 12 below, to confirm, at its sole discretion, the adequacy of Seller's net
          assets and operating results.   The purchase price is subject to
          potential adjustments as set forth in Sections 4.1(c), 4.4 and
          6.12 below.
                2Payment of the Purchase Price.
                _____________________________

               Subject to the conditions, covenants, representations and warranties hereof, (except for 4.2(a) below) at Closing, Purchaser shall deliver:

               (a) Upon the execution of this Agreement, Purchaser shall deposit with McDermott, Will & Emery and James H. Smith, III as co-escrow agents (the "Escrow Agents"), an earnest money deposit of Fifty Thousand Dollars ($50,000) (the "Deposit"). In the event that this transaction does not close because of failure to satisfy any of the conditions precedent set forth in
                    Section 12 or 13.2 or Seller's failure to close, other than as a result of Purchaser's breach of this
                    Agreement, such amount shall be returned to Purchaser.
                     In the event that this transaction closes, or fails to
                    close because of Purchaser's breach or refusal to close
                    (other than a refusal to close because of Seller's breach), such amount shall be applied against the Purchase Price at Closing, or be payable to Seller, all as more specifically described at Section 12 below.

               (b) By wire transfer to Seller in the amount of One Million Nine Hundred and Eight Thousand Dollars ($1,908,000.00), such amount subject to a dollar for dollar reduction to the extent the Deposit exceeds Fifty Thousand Dollars ($50,000), as provided herein.

               (c) The Purchaser's four Subordinated Promissory Notes in the aggregate principal amount of Five Hundred Forty-Two Thousand Dollars ($542,000.00) in the form attached hereto as Exhibit "C" (the "Notes"). Each of the four
                    (4) Notes shall be issued in amounts equal to the pro rata proportion of the aggregate principal (i.e., $542,000) that each of the respective Shareholders owns of the stock of Seller (i.e., $216,800 [40%], $135,500
                    [25%], $135,500 [25%], and $54,200 [10%]) and each Note
                    shall be transferrable to the Shareholder whose percentage ownership interest in Seller corresponds to the amount of the principal on the applicable Note. Such Notes shall be subordinate to Purchaser's lender, pursuant to the terms of a Subordination Agreement in the form attached hereto as Exhibit "D". The Subordination Agreement shall not serve to reduce the remaining principal balance under the Notes.

               (d) The assumption or payment of the Assumed Liabilities assumed by Purchaser pursuant to Section 3.1 A. and
                    Section 3.1 B.
                3Allocation of Purchase Price
                ____________________________

               The Purchase Price to be paid to Seller hereunder, including Assumed Liabilities assumed or paid by Seller pursuant to
               Section 3.1 A. and Section 3.1 B., shall be allocated as set forth on Exhibit "F" attached hereto. Seller, Shareholders and Purchaser agree that each shall act in a manner consistent with such allocation in (a) filing Internal Revenue Form 8594 which shall be completed as soon as possible after the Closing; and (b) in paying sales and other transfer taxes in connection with the purchase and sale of assets pursuant to this Agreement. The Purchase

               Price for the Purchased Assets shall be allocated in the manner set forth on Exhibit "F" attached hereto.


               4Potential Adjustment to Purchase Price.
                ______________________________________

               If, during the Calendar year 1997, the sum of (i) Seller's Pro forma EBIT from January 1, 1997 to July 1, 1997 (adjusted as mutually agreed upon for non-recurring costs and excluding gains from marketable securities), and (ii) Purchaser's EBIT from the operation's of the Business, as its "Magic Box Division", from July 1, 1997 to December 31, 1997 (adjusted as mutually agreed upon for non-recurring costs) (a) exceeds $420,000, then 50% of such excess, not to exceed a $250,000 adjustment, shall be paid in one lump sum by Purchaser to Seller, by bank check or by wiring within 45 days after the end of such 12 month period (unless extended as provided below due to a dispute by Seller) in the form of additional Purchase Price which will be added to the goodwill allocation of the Purchase Price, or (b) is less than $420,000, then 50% of such deficiency, not to exceed a $125,000 adjustment, shall serve as a reduction to the Purchase Price, which will reduce the principal amount of the Notes and offset against the final payment under the Notes, and will be reduced from the goodwill allocation of the Purchase Price. For purposes of this Section 4.4, "EBIT" shall mean the earnings of Purchaser from the operations of the Business, before interest and taxes, and without incorporating any gains or losses realized or the disposition of assets, other than in the ordinary course of business. For purposes of determining Purchaser's EBIT for the period from the Closing Date to December 31, 1997, no overhead allocation of Purchaser's other operations will be charged by Purchaser to such EBIT. In addition, no deduction shall be taken for any inventory purchased from Seller that is subsequently written down by Purchaser. No sale shall be made by Purchaser's "Magic Box" division for below cost of any inventory purchased hereunder without the express written consent of Purchaser's home office. Purchaser's "Magic Box" division's EBIT will be calculated on a basis consistent with Seller's financial statements determining EBIT for the period January 1, 1997 to the Closing Date, using the same methodologies, judgments, variances, assumptions, adjustments and estimates employed by Seller in preparing such financial statements.

               Within forty-five (45) days after December 31, 1997, Purchaser will deliver to Seller a copy of the report of EBIT prepared by the Purchaser's Certified Public Accountants for the subject period along with any supporting documentation reasonably requested by Seller. Within thirty
               (30) days following delivery to Seller of such report, Seller shall have the right to object in writing to the results contained in such determination. If timely objection is not made by the Seller to such determination, such determination shall become final and binding for purposes of this Agreement. If timely objection is made by Seller to Purchaser and Seller and Purchaser are able to resolve their differences in writing within thirty (30) days following the expiration of the thirty (30) day period, then such determination shall become final and binding as it regards to this Agreement. If timely objection is made by Seller to Purchaser and Seller and Purchaser are unable to resolve their differences in writing within thirty (30) days following the expiration of the thirty (30) day period, then all disputed matters pertaining to the report shall be submitted to and reviewed by an arbitrator (the "Arbitrator") which shall be an independent accounting firm selected by Purchaser and Seller. If Purchaser and Seller are unable to agree promptly on an accounting firm to serve as the Arbitrator, each shall select by no later than the thirtieth (30th) day following the expiration of the sixty
               (60) day period, an accounting firm, and the selected accounting firm shall be instructed to select promptly another accounting firm, such newly selected firm to serve as the Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters and its decision with respect to all disputed matters shall be final and binding upon the Seller and Purchaser. Expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne equally by Seller and Purchaser, unless the arbitration panel determines that the determination of EBIT is greater by Fifty Thousand ($50,000.00) Dollars or more than the determination made by Purchaser's accounting firm, in which case the expense of the arbitration (including reasonable attorney and accounting fees) shall be borne by Purchaser.
                5Certain Closing Expenses
               ________________________

               Seller shall be liable and shall pay all federal, state and local income taxes (if any), and all other duties, or other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets by Seller to Purchaser. Purchaser shall be responsible for required documentary stamp taxes on the Notes.

                                         5.
                                 EMPLOYMENT AGREEMENTS
                                _____________________
                1Employment Agreement of Shareholders
                 ____________________________________

               At the Closing, Purchaser shall enter into Employment Agreements with I. Fintz, and A. Sokol. Copies of said Employment Agreements are attached hereto and made a part hereof as Exhibits "G-1" and "G-2".

                                         6.

                    REPRESENTATIONS AND WARRANTIES OF THE SELLER
                    ____________________________________________

                                AND THE SHAREHOLDERS
                                ____________________

               Except as set forth in the Disclosure Schedule attached hereto, Seller and Shareholders jointly and severally, represent and warrant to Purchaser that the following statements are materially true and correct as of the date hereof and shall remain materially true and correct as of the Closing as if made again at and as of that time:


               1Organization, Good Standing, Qualification and Power of
                _______________________________________________________
               Seller.
               ______

               Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own, lease and operate the Purchased Assets and to conduct the Business currently being conducted by it. The Seller is duly qualified and in good standing in each of the jurisdictions in which it is required by the nature of its business or the ownership of its properties to so qualify. Seller has no subsidiaries, other than its 50% interest in Ace Education, Inc. as disclosed on the Disclosure Schedule. The Disclosure Schedule correctly lists, with respect to the Seller, each jurisdiction in which it is qualified to do business as a foreign corporation.


               2Capitalization.
                ______________

               The authorized capitalization of the Seller consists solely of 1000 shares of $1.00 par common stock, of which 200 shares representing one hundred percent (100%) of the issued stock are currently owned in the manner set forth in the second recital on page 1 of this Agreement, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. Seller is not obligated to issue or acquire any of its securities, nor has it granted options or any similar rights with respect to any of its securities.
               3Authority to Make Agreement
                ___________________________

               Seller and each Shareholder have the full legal power and authority to enter into, execute, deliver and perform their respective material obligations under this Agreement and each of the other agreements, instruments and other instruments to be delivered incident hereto ("Other Seller Documents"). This Agreement and the Other Seller Documents have been (or will be at the Closing) duly and validly
               executed and delivered by Seller and each Shareholder, and are the legal and binding obligation of each of them, enforceable in accordance with their respective terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally. Seller has taken all necessary action (including action of its Board of Directors and Shareholders) to authorize and approve the execution and delivery of this Agreement and the Other Seller Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

               4Existing Agreements, Governmental Approvals and Permits.
                _______________________________________________________

               (a) The execution, delivery and performance of this Agreement and the Other Seller Documents by Seller, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Purchaser as contemplated in this Agreement, to the best of Seller's and Shareholders' knowledge: (i) do not materially violate any provisions of law, statute, ordinance or regulation applicable to Seller, the Shareholders or the Purchased Assets which would result in a material adverse affect on Purchaser or the Purchased Assets, (ii) (except for Seller's secured creditors set forth in Section 3.1, whose consent shall be obtained prior to Closing) will not materially conflict with, or result in the material breach or termination of any provision of, or constitute a material default under (in each case whether with or without the giving of notice or the lapse of time or both) the Articles of Incorporation or Bylaws of Seller or any security agreement relating to the Purchased Assets, lease, contract or agreement or any license, permit, approval, authority, or any order, judgment, arbitration award, or decree to which Seller or any Shareholder is a party or by which Seller or any Shareholder or any of its assets and properties are bound (including, without limitation, the Purchased Assets), and (iii) will not result in the creation of any material encumbrance upon any of the properties, assets, or Business of Seller or any Shareholder. To the best of Seller's and Shareholders' knowledge, neither Seller, nor any Shareholder, nor any of its assets or properties (including, without limitation, the Purchased Assets) is subject to any mortgage, lease, contract, agreement, instrument, license, permit, approval, authority, order, judgment, arbitration award or decree, or to any law, rule, ordinance, or regulation, or any other restriction of any kind or character, which would prevent Seller or any Shareholder from entering into this Agreement or any of the Other Seller Documents or from consummating the transactions contemplated thereby.

               (b) To the best of Seller's and Shareholders' knowledge, neither Seller nor any Shareholder is a party to, subject to or bound by any agreement, judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which would prevent the use by Purchaser of the Purchased Assets in accordance with the present practices of Seller after the Closing Date or which, by operation of law, or pursuant to its terms, would be materially breached, terminated, lapse or be subject to termination or default under (in each case whether with or without notice, the passage of time or both) upon the consummation of the transactions contemplated in this Agreement.

               (c) To the best of Seller's and Shareholders' knowledge, no approval, authority or consent of, or filing by Seller with, or notification to, any foreign, federal, state or local court, authority or governmental or regulatory body or agency or any person is necessary to authorize the execution and delivery of this Agreement or the Other Seller Documents by Seller or any Shareholder, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Purchaser, or the consummation of the other transactions contemplated thereby, or to continue the use and operation of the Purchased Assets by Purchaser after the Closing Date in materially the same way as utilized prior to the Closing Date.
          5    Financial Statements.
               ____________________

               A. Copies of the Financial Statements are attached to the Disclosure Schedule. Each of the Financial Statements are true and complete in all material respects and were prepared in accordance with methods applied on a consistent basis throughout the periods indicated (except as noted on such Financial Statements) and fairly present in all material respects the financial position and condition of the Seller as of the respective dates thereof and the results of its operation and changes in financial position for the respective periods then ended.

               B. Except to the extent reflected, reserved against, or disclosed on the Pro Forma Balance Sheet, the Financial Statements, or the Disclosure Schedule, the Seller had, as of such date, no material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation, unfunded pension or other retirement plan liabilities and tax liabilities whether or not incurred in respect of or measured by the Seller's income, for any period prior to the date of said Financial Statements, or arising out of transactions entered into or any set of facts existing prior thereto. Except to the extent disclosed on the Disclosure Schedule, there exists no basis for the assertion against Seller, as of the date of the Financial Statements or the Pro Forma Balance Sheet, of any material liability of any nature or in any amount not fully reflected, reserved against, or disclosed in said Financial Statements or Pro Forma Balance Sheet.

          6    [Intentionally Omitted].

          7    Intangible Property.
               ___________________

               To the best of Seller's and Shareholders' knowledge, the Disclosure Schedule includes a materially accurate list and summary description of all patents, franchises, distributorship, registered and unregistered trademarks, trade names and service marks, licenses, brand names and company lists and all applications for the foregoing, presently owned and/or held (as a licensee or otherwise) by the Seller. The Seller is not a licensor in respect to any patents, trade secrets, inventions, shop rights, know-how, trademarks, trade names, copyrights, or applications therefor. Seller acknowledges that Purchaser shall have all of Seller's right to utilize the name "Magic Box", but Seller makes no representations nor warranties regarding its entitlement to the name "Magic Box", and Purchaser agrees that if at any time in the future Purchaser is no longer using the name "Magic Box", Seller shall have the right to utilize the name "Magic Box"; subject to applicable non-competition agreements. The Disclosure Schedule contains a materially accurate and complete description of such intangible property and the items of all licenses and other agreements relating thereto. All of the above-mentioned intangibles used in the Seller's Business are the sole property of the Seller, do not require the consent of or consent to any other person as a condition to their use or the transaction provided for herein and do not infringe upon the rights of others.

          8    Significant Agreements
               ______________________

               The Disclosure Schedule contains a materially accurate and complete list of all written contracts, agreements, licenses, instruments and understandings (whether or not in writing) to which the Seller is a party or is bound and that are material to the Business, assets, financial condition or results of operations of the Seller. Without limiting the generality of the foregoing, such list includes all such contracts, agreements, licenses and instruments:

               (a) Providing for payments of more than Five Thousand ($5,000.00) per year;

               (b) Providing for the extension of credit other than consistent with normal credit terms described in the Disclosure Schedule;

               (c) Limiting the ability of the Seller to conduct its Business or any other business or to otherwise compete in its or any other business, including as to manner or place;

               (d)  Providing for a guarantee or indemnity by the Seller;

               (e)  With any Affiliate of Seller;

               (f) With any labor union or employees' association connected with Seller's Business;

               (g) For the employment or retention of any director, officer, employee, shareholder, consultant, broker or advisor of Seller or any other contract between Seller and any director, officer, employee, shareholder, consultant or advisor which does not provide for termination at will by the Seller without further cost or other liability to the Seller as of or at any time after the Closing.

               (h) In the nature of a profit sharing, bonus stock option, stock purchase, pension, deferred compensation, retirement, severance, hospitalization, insurance or other plan or contract providing benefit to any person or former director, officer, employee, shareholder, consultant, broker or advisor of Seller, or such person's dependents, beneficiaries or heirs;

               (i) In the nature of an indenture, mortgage, promissory note, loan or credit agreement or other contract relating to the borrowing of money or a line of credit by the Seller or relating to the direct or indirect guarantee or assumption by the Seller of obligations of others; and

               (j) Leases or subleases with respect to any property, real, personal or mixed, in which the Seller is involved, as lessor or lessee.

               True and correct copies of all items so disclosed in the Disclosure Schedule shall be provided or made available to Purchaser within the time period required by Section 9.5.
               To the best of Seller's and Shareholders' knowledge, each of such items listed, or required to be listed, is a valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally, and there have been no known material defaults or material claims of material default by the Seller, which would have a material adverse effect on Purchaser, and there are no material facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a material default by the Seller, or would cause the acceleration of any a material obligation of any party thereto or the creation of a material Encumbrance upon any asset of the Seller, which would have a material adverse effect on Purchaser. To the best of Seller's and Shareholders' knowledge, there are no material oral contracts, agreements or understandings made by any Shareholder, whether or not binding, material to the Seller, except such as have been disclosed in the Disclosure Schedule and for which a materially accurate summary description has been provided. At the Closing, Purchaser will assume all of such contracts, oral or written, including all rights and obligations therein, that were disclosed on the Disclosure Schedule.

               9Taxes.
                _____

               Except as to taxes not yet due and payable, and except for taxes the payment of which is being diligently contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles, to the best of Seller's and Shareholders' knowledge, Seller has filed all returns and reports that are now required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it, or its property, including unemployment, social security and similar taxes; and to the best of Seller's and Shareholders' knowledge, all of such taxes have been either paid or materially adequate reserves or other provision has been made therefor. To the best of Seller's and Shareholders' knowledge, Seller and Shareholders shall pay, without right of reimbursement from Purchaser, except as set forth herein including at Section 4.1(d), all of Seller and Shareholders' income Taxes, including but not limited to any taxes attributable to any gain under Section 1374 of the Code, including any interest and penalties thereon, that relate to the activities of Seller through the Closing, including this transaction, as due.

          10   Title to Properties; Encumbrances.
               _________________________________

               (a) With respect to all Purchased Assets sold at the Closing Seller shall have good and marketable title to the Purchased Assets being acquired by Purchaser, free and clear of all liens, security interests, encumbrances, leases and charges whatsoever other than as set forth herein and, immediately after the transfer of all the Purchased Assets being acquired by Purchaser from Seller, Purchaser will own all of said Purchased Assets free and clear of all liens, claims, encumbrances and charges whatsoever, whether perfected or unperfected; and, by way of illustration but not limitation, there are not any material known undisclosed unpaid taxes, assessments or charges due or payable by Seller to any federal, state or local agency, or any material obligations or liabilities or any unsatisfied judgments against, or, to the best of Seller's knowledge, any litigation or proceedings pending or threatened against Seller by Seller's employees, clients, customers, creditors, suppliers, or any other party (nor known state of facts for any such obligation, liability, litigation or proceeding), that could become a claim, obligation, liability, lien or other charge of or against Purchaser or the Purchased Assets and which would have a material adverse effect on the Business.

               (b) Except as otherwise specifically set forth herein, to the best of Seller's and Shareholders' knowledge, Seller is not a party to any material contract, agreement, lease or commitment that would result in any claim, obligation, liability, lien or other material charge against Purchaser or the Purchased Assets, and which would have a material adverse effect on the Business, and to the best of Seller's and Shareholders' knowledge, Purchaser is not obligated to assume the obligations under any contract, agreement, lease or commitment of Seller, except as specifically set forth herein.

               11Pending Actions.
                 _______________

               To the best of Seller's and Shareholders' knowledge, Seller has not been served with or received notice of any actions, suits, arbitrations, OSHA, EPA or other governmental violations, or any other proceedings or investigations, either administrative or judicial, strikes, lockouts or NLRB charges or complaints ("Actions and Disputes"), which could have a materially adverse impact on Purchaser, the Purchased Assets or the Business. To the best of Seller's and Shareholders' knowledge, there are no Actions or Disputes pending or threatened against or materially affecting (directly or indirectly) the Seller or its property or assets, nor are there any known facts or conditions which exist which would give rise to any such Actions or Disputes which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.

          12   Insurance.
               _________

               To the best of Seller's and Shareholders' knowledge, the Disclosure Schedule contains a materially accurate and complete listing (showing type of insurance, amount, insurance company, annual premium and special exclusions) of all policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Seller. To the best of Seller's and Shareholders' knowledge, all such policies are in full force and effect; are materially sufficient for compliance with all requirements of law and of all agreements to which the Seller is a party; are valid, outstanding and enforceable policies; provide materially adequate insurance coverage for the assets and operations of the Seller and will remain in full force and effect through the Closing. To the best of Seller's and Shareholders' knowledge, there are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of the Seller by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Entity requiring or recommending any repairs or other work to be done on or with respect to any of the properties and assets of the Seller or requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties or assets of the Seller.

               Seller and Purchaser agree that Seller shall procure, at Purchaser's cost by a payment made by Purchaser (which shall be made at the Closing or Purchaser shall deliver a check to Seller made payable to the insurance company), "Tail" insurance insuring Seller (and Purchaser, if Purchaser desires) for a period of two (2) years after the Closing from liabilities arising from the operation of the Business by Seller prior to the Closing Date. The Purchase Price shall be reduced by 50% of the cost to Purchaser of such tail insurance, which shall reduce the principal amount of the Notes and be deducted from the final payments under the Notes.

               13Inventory.

               The Disclosure Schedule contains a copy of Seller's inventory as of April 30, 1997. To the best of Seller's and Shareholders' knowledge, no item included in the Inventory of Seller is held by Seller on consignment from others. To the best of Seller's and Shareholders' knowledge and without investigation, obsolete or discontinued items do not constitute a material part of such inventory. The value at which items of inventory are carried on the books of Seller reflect the cost of such item. Solely for purposes of Purchaser's information, Seller will provide copies of its certified inventory dated December 31, 1996, which was performed by an independent outside inventory service.

               14Accounts Receivable.

               All accounts receivable and notes receivable of the Seller, as reflected on the Balance Sheet, to the best of Seller's and Shareholders' knowledge, represent sales actually made in the ordinary course of business and are valid obligations of the respective debtors without any known material claims or defenses, other than as set forth on the Disclosure Schedule or the Balance Sheet. Purchaser acknowledges that for any accounts receivable that are over 90 days old, the applicable debtor on such accounts will likely make a claim for offset or other claim of reduction.

               15Status of Business

               (a) Since December 31, 1996, the Business of the Seller has in all material respects been operated only in the ordinary course, and, except as set forth in the Disclosure Schedule, elsewhere in this Agreement, or permitted under Exhibit A dealing with Excluded Assets, there has not been with respect to the Business, except as same may occur in the ordinary course of Seller's
                    Business:

                 (i) Any material change in its condition (financial or other), assets, liabilities, obligations, business or earnings, except changes in the ordinary course of business, none of which in the aggregate has been materially adverse;

                (ii) Any material liability or obligation incurred or assumed, or any material contract, agreement, arrangement, lease (as lessor or lessee), or other commitment entered into or assumed, on behalf of the Business, whether written or oral, except in the ordinary course of business;

               (iii) Any purchase or sale of material assets in anticipation of this Agreement, or any purchase, lease, sale, abandonment or other disposition of material assets, except in the ordinary course of business;

                (iv) Any waiver or release of any material rights, except for rights of nominal value;

                 (v) Any material damage or destruction to or loss of any physical assets or property of Seller which materially adversely affects the Business or any of the properties of the Seller (whether or not covered by insurance);

                (vi) Any material changes in the accounting practices, depreciation or amortization policy or rates theretofore adopted by the Seller, or any material revaluation or write-up or write-down of any of its assets;

               (vii) Any material increase in the compensation levels or in the method of determining the compensation of any of the Seller's officers, directors, agents or employees, or any bonus payment or similar arrangement with or for the benefit of any such person, any material increase in benefits expense to the Seller, any payments made or declared into any profit-sharing, pension, or other retirement plan for the benefit of employees of the Seller, except in the ordinary course of business;

               (viii) Any material contract cancelled or the terms thereof materially amended or any notice received with respect to any such contract terminating or threatening termination or material amendment of any such contract;

                (ix) Any transfer or grant of any material rights under any leases, licenses, agreements, or with respect to any trade secrets or know-how; or

                 (x) Any labor trouble or employee controversy materially adversely affecting its Business or assets.

               (b) To the best of Seller's and Shareholders' knowledge, Seller is not

                    (i)in violation of any outstanding judgment, order,
                       injunction, award or decree specifically relating to the Business, or

                    (ii)      in violation of any federal, state or local
                       law, ordinance or regulation which is applicable to the Business, except where such violation does not have a materially adverse effect on the Business.

                    To the best of Seller's and Shareholders' knowledge, Seller has all required permits, licenses, orders, approvals, authorizations, concessions and franchises of any federal, state or local governmental or regulatory body that are material to or necessary in the conduct of the Business, except where failure to have such required permit, license, order, approval, authorization, concession or franchise does not have a materially adverse effect on the Business. All such permits, licenses, orders, approvals, concessions and franchises are, to the best of Seller's and Shareholders' knowledge, set forth on the Disclosure Schedule and to the best of Seller's and Shareholders' knowledge, are in full force and effect and there is no proceeding, or to the knowledge of Seller, threatened to revoke or limit any of them.

               (c) To the best of Seller's and Shareholders' knowledge, no claim, litigation, action, investigation or proceeding is pending or, to the knowledge of Seller, threatened which could have a material adverse impact on the Business, and to the best of Seller's and Shareholders' knowledge, no order, injunction or decree is outstanding, against or relating to the Business or its assets which could have a material adverse impact on the Business, and Seller does not know of any information which could result in such a material claim, litigation, action, investigation or proceeding, which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.

               (d) To the best of Seller's and Shareholders' knowledge, Seller has accrued or paid in full, to all employees of the Business, in the normal course of its operations, all wages, salaries, commissions, bonuses, vacations and other direct compensation for all services performed by them, subject to Purchaser's agreement herein to assume such items which are set forth on the Disclosure Schedule and which are incurred in the ordinary course of business. To the best of Seller's knowledge, Seller is in compliance with all applicable federal, state and local laws, ordinances and regulations relating to employment and employment practices at the Business, and all applicable employee benefit plans and tax laws relating to employment at the Business, except where such non-compliance would not have a materially adverse effect on the Business. To the best of Seller's and Shareholders' knowledge, there is no unfair labor practice complaint against Seller relating to the Business pending before the National Labor Relations Board or similar agency or body and, to Seller's Knowledge, no condition exists that could give rise to any unfair labor practice complaint. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or involving the Business.

          16    Environmental

               (a) To the best of Seller's knowledge, the real estate located at 16698 N.W. 54th Avenue, Miami, Florida 33014 ("Real Estate") has not been used or operated in any fashion involving producing, handling and disposing of chemicals, toxic substances, wastes and effluent materials, x-rays or other materials or devices in material violation of any laws, rules, regulations or orders, and to the best of Seller's knowledge, the Real Estate is in material compliance with applicable laws, regulations, ordinances, decrees and orders arising under or relating to health, safety, and environmental laws and regulations, including without limitation the Federal Occupation and Safety Health Act, 29 U.S.C. S651, et seq.; Federal Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. S6901, et seq.; Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. S9601, et seq.; the Federal Clean Air Act, 42 U.S.C. S2401, et seq.; the Federal Clean Water Act, 33 U.S.C. S1251, et seq.; and all state and local laws that correspond therewith or supplement such laws.

               (b) To the best of Seller's knowledge, the Real Estate has not been operated, in violation of any laws, rules, regulations or orders, so as to involve or create any surface impoundments, incinerators, land fills, waste storage tanks, waste piles, or deep well injection systems or for the purpose of storage, treatment or disposal of a hazardous waste as defined by RCRA or hazardous substance, pollutant or contaminate as defined by CERCLA and, to the best of Seller's knowledge, no acts have been committed that would make the Real Estate or any part thereof subject to remedial action under RCRA or CERCLA or corresponding state or local laws.

               (c) To the best of Seller's knowledge, there have not been, are not now and as of the Closing Date, there will be no solid waste, hazardous waste, hazardous substance, toxic substance, toxic chemicals, pollutants or contaminants, underground storage tanks, purposeful dumps, or accidental spills in, on or about the Real Estate or any of the assets of the Seller, whether real or personal, owned or leased, or stored on any real property owned or leased by the Seller or by the Seller's lessees, licensees, invites, or predecessors.

               (d) To the best of Seller's knowledge, Seller is not engaged in, and to the best of Seller's knowledge and belief, is not threatened with any litigation, or governmental or other proceeding which may give rise to any claim against the Real Estate. Specifically, there are no pending suits, charges, actions, governmental investigations, or other proceedings, involving, directly or indirectly without limitation, the laws, statutes and regulations set forth in subsection (a), above, whether initiated by a third party or by Seller and there are none, to the best of Seller's knowledge, threatened against or relating to or involving the Real Estate or the transactions contemplated by this Agreement. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

               (e) To the best of Seller's knowledge, Seller has obtained all permits, and licenses and other authorizations required by all environmental laws; and all of such permits, licenses and other authorizations are in full force and effect as of the date hereof. To the best of Seller's knowledge, a true and correct list of all such permits, licenses and other authorizations is set forth in the Disclosure Schedule.

               17Certain Employees

               (a) Each of the following is included in the list of agreements set forth in the Disclosure Schedule: all collective bargaining agreements, employment and consulting agreements, bonus plans, deferred compensation plans, employee pension plans or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits of employees of the Seller.

               (b) Essentially all of the employees of Seller are leased employees who are leased from Paychecks, Inc. To the best of Seller's and Shareholders' knowledge, the Disclosures Schedule contains a materially true, complete and accurate list of the following: the names, positions, and compensation of the present employees and leased employees of the Seller, together with a statement of the current annual salary payable to such salaried employees and leased employees and a summary of the bonuses and description of agreements for additional compensation and other like benefits, if any, paid or payable to such persons for the period set forth in the Disclosure Schedule. Except as listed in the Disclosure Schedule, to the best of Seller's knowledge, all employees and leased employees of Seller are employees-at-will, may be terminated at any time for any lawful reason or for no reason and have no known entitlement to employment by virtue of any oral or written contract or employer policy.

               (c) to the best of Seller's and Shareholders' knowledge, Seller has no retired employees who are receiving or are entitled to receive any payments, health or other benefits from Seller.

               18Payments to Employees.

               All accrued obligations of Seller relating to employees, leased employees, and agents of Seller, whether arising by operation of law, by contract, or by past service, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or his heirs, legatees, or legal representatives) with respect to unemployment compensation benefits, profit sharing or retirement benefits, or social security benefits to the best of Seller's and Shareholders' knowledge, have been paid or accrued by Seller. To the best of Seller's and Shareholders' knowledge, all material obligations of Seller as an employer or principal relating to employees or agents, whether arising by operation of law, by contract, or by past practice, for vacation and holiday pay, bonuses, and other forms of compensation which are or may become payable to such employees or agents, have been paid, will be paid, or are set forth on the Disclosure Schedule. Purchaser has agreed herein to assume all such accrued and unpaid salaries, bonuses, vacations, and other compensation which are set forth on the June 15, 1997 Pro Forma Balance Sheet or as incurred in the ordinary course of business thereafter as set forth on Disclosure Schedule, and Seller shall not be responsible for such Assumed Liabilities.

               19Change of Corporate Name

               Within five (5) business days after the Closing, Seller, if requested by Purchaser, will adopt and file with the Secretary of State of Florida an amendment to the Articles of Incorporation of Seller changing the name of Seller to a name substantially dissimilar to "Magic Box, Inc.''
                                                                   and
               Seller shall also execute a Consent for Use of Similar Name form, as set forth in the Disclosure Schedule granting to Purchaser the use of the name "Magic Box, Inc."

               20Brokers and Finders.

               Except as set forth in the Disclosure Schedule, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith.

          21   [Intentionally Omitted].

          22   Absence of Certain Payments.

               To the best of Seller's knowledge, neither Seller, nor any director, officer, agent, Affiliate, employee or other person associated with or acting on behalf of any of them, have used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds, or made or received any payment, whether direct or indirect, to or from any supplier or customer of the Seller, for purposes other than the satisfaction of lawful obligations, or established or maintained any unlawful or unrecorded funds.

          23   [Intentionally Omitted].

          24   Product Liability Claims

               To the best of Seller's knowledge, there are no material product liability claims pending against the Seller, which are not covered by product liability insurance coverage, which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.

              25Employee Benefit Plans.

               For the purposes of this Section 6.25, "Seller" shall include all persons who are members of a controlled group, a group of trades or businesses under common control, or an affiliated service group (within the meanings of Sections 414(b), (c) or (m) of the Code), of which the Seller is a member.

               (a) To the best of Seller's and Shareholders' knowledge, the Employee Benefit Plans presently maintained by the Seller or to which the Seller has contributed within the past six (6) years, including any terminated or frozen plans which have not yet distributed all plan assets, are fully set forth in the Disclosure

                    Schedule. For purposes of this provision, the term "Employee Benefit Plan" shall mean:
                       A Welfare Benefit Plan as defined in Section 3(1)

                    (i)
                       of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment (including any plan or program of severance pay), or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, or any benefit described in Section 302(c) of the Labor Management Relations Act of 1947;

                    (ii)      An Employee Pension Benefit Plan as defined
                       in Section 3(2) of ERISA established or maintained by the Seller for the purpose of providing retirement income to employees or for the purpose of providing deferral of income by employees for periods extending to the termination of covered employment or beyond; and

                    (iii)     Any other plan or arrangement not covered by
                       ERISA but which provides benefits to employees or former employees and results in an accrued liability on the part of the Seller either by contract or by operation of law.

               (b) With respect to any such Employee Benefit Plans, the Seller represents and warrants that, to the best of Seller's knowledge:

                       The Seller has not, with respect to any Employee
                     (i)
                       Benefit Plans, engaged in any prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, the performance of which would have a material adverse effect on Purchaser.

                    (ii)      The Seller has, with respect to any Employee
                       Benefit Plans, materially complied with all reporting and disclosure requirements required by Title I, Subtitle B, Part 1 of ERISA.

                    (iii)     There was no accumulated funding deficiency
                       (as defined in section 302 of ERISA and Section 412 of the Code) with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan, whether or not waived, as of the last day of the most recent fiscal year of the plans ending prior to the date of this Agreement.

                    (iv)      There are no material contributions due to
                       any Employee Pension Benefit Plan for the most recent fiscal year of the plans ending prior to the date of this Agreement and the Seller's Financial Statements reflect any liability of the Seller to make contributions to the Employee Pension Benefit Plans.

                    (v)No material liability to the Pension Benefit
                       Guaranty Corporation ("PBGC") has been asserted with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan, which would have a material adverse effect on Purchaser.

                    (vi)      There has been no reportable event as
                       described in Section 4043(b) of ERISA since the effective date of Section 4043 of ERISA with respect to any Employee Pension Benefit Plan which is a defined benefit plan, which would have a material adverse effect on Purchaser.

                    (vii)     Except for claims for benefits by
                       participants and beneficiaries in the normal course of events, to the best of Seller's knowledge, there are no claims, pending or threatened, by any individual or Governmental Entity, which, if decided adversely, would have a material adverse effect upon the financial condition of any Employee Benefit Plan, the plan administrator of any Employee Benefit Plan, or the Seller.

                    (viii)    The Seller has made available for inspection
                       all annual reports for the Seller filed on Internal Revenue Service ("IRS") Form 5500 or 5500C, all reports for the Seller prepared by an actuary for the last three plan years, the plan and trust documents and the Summary Plan Description, as amended, for each Employee Benefit Plan and the last filed PBGC1 Form (if applicable) for each Employee Benefit Plan, with respect to any Employee Benefit Plans other than multi-employer plans (within the meaning of Section 3(37) of ERISA), and other reports filed with the PBGC during the last three plan years.

                    (ix)      All  Employee Pension Benefit Plans are
                       intended to be qualified retirements plans under the Code. The IRS has issued, and the Seller has made available for inspection, one or more favorable determination letters with respect to the qualification of all Employee Pension Benefit Plans stating that from the inception of each such plan, such plan has been qualified under Section 401(a) of the Code and each trust maintained in connection with such plan has been and is exempt under Section 501(a) if the Code. The time for adoption of any amendments required by changes in the Code since such determination letters were issued, or changes required by the IRS as a condition for continued qualification of such plans has not expired, or did not expire without such amendments being made.
                       Such plans are now, and always have been, established in writing and maintained and operated in accordance with the plan documents, ERISA, the Code, and all other applicable laws.

                    (x)There is no material liability arising from the
                       termination or partial termination of any Employee Benefit Plan, except for liabilities as to which adequate reserves are reflected on the Financial Statements, and there exists no condition presenting a material risk of such liability.

                    (xi)      The Seller has timely made any contributions
                       it is obligated to make to any multi-employer plan within the meaning of Section 3(37) of ERISA. The Seller has no material liability arising as a result of withdrawal from any multi-employer plan, no such material withdrawal liability has been asserted and no such material withdrawal liability will be asserted with regard to any withdrawal or partial withdrawal on or before the date of this Agreement.

               26Full Disclosure.

               None of the representations and warranties made by the Seller and Shareholders herein, or made on its behalf, including any disclosures made in the Disclosure Schedule, contains or will contain, to Shareholders' and Seller's knowledge, any untrue statement of material fact or omits or will omit any material fact.

                                         7.

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER
                     ___________________________________________

          Purchaser hereby represents and warrants to Seller and Shareholders that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time.

               1Organization, Good Standing and Power of Purchaser.

               (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and lawful authority to execute, deliver and perform this Agreement and conduct the business of Seller currently conducted by Seller in each of the jurisdictions in which Seller currently conducts its Business, which are the only jurisdictions where the failure to be so qualified by Purchaser will have a material adverse effect on the business prospects or financial condition of Purchaser.

               2Status of Agreements

               (a) All requisite corporate action (including action of its Board of Directors) to approve, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents to be delivered by and on behalf of Purchaser ("Other Purchaser Documents") in connection herewith has been taken by Purchaser and Purchaser has full legal power and authority to execute, deliver and perform as required under this Agreement and the other Purchaser Documents. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms. All Other Purchaser Documents in connection herewith will, when executed and delivered, constitute the valid and binding obligation of Purchaser enforceable in accordance with their respective terms.

               (b) No authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required (except for Purchaser's primary lender, Star Bank, N.A., whose consent shall be obtained prior to June 16, 1997) in connection with the execution, delivery or performance of this Agreement or any Other Purchaser Documents in connection herewith.

               (c) Neither the execution, delivery nor performance of this Agreement or any of the Other Purchaser Documents in connection herewith does or will, to the best of Purchaser's knowledge:

                       (i) conflict with, violate or result in any breach of any judgment, decree, order, statute, ordinance, rule or regulation applicable to Purchaser;

                      (ii)    conflict with, violate or result in any
                       breach, termination, or default (in each case whether with or without notice or the lapse of time or both) of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser's assets or properties is bound, or constitute a default thereunder or give rise to a right of acceleration of an obligation of Purchaser; or

                     (iii)    conflict with or violate any provision of the
                       Articles of Incorporation or  By-Laws of Purchaser.
                3Brokers and Finders.
               No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Purchaser in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith.
                4Financial Statements.    True and complete copies of the
               Purchaser's financial statements for Purchaser's fiscal years ended 1995 and 1996 and as of April 5, 1997 have been delivered to the Seller. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect the Purchaser's business, operations, financial results, financial position, expenses, incomes, assets and liabilities and are complete in all material respects as of their respective dates. There has been no material change to Purchaser's financial position since the financial statements dated December 31, 1996.


         5Compliance. To the best of Purchaser's knowledge, Purchaser has not failed to comply with any applicable law, statute, rule, regulation, ordinance, requirement, announcement, decree, judgment, award, order, injunction, consent or other binding action of any Governmental Authority or Court which could result in a material adverse effect to its business, operations or financial position.


               6Litigation. Other than as described in Schedule 7.6, there is no action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative, or otherwise, pending or, to the best knowledge of the Purchaser, threatened against the Purchaser which, if adversely determined, would have a material adverse effect on Purchaser. Nor is there any decree, judgment, award, order, injunction, consent or other binding action outstanding against the Purchaser having, or which, insofar as can reasonably be foreseen, in the future may have, a material adverse effect on Purchaser.


               7No Additional Seller Representations. Purchaser has been offered, and up to the Closing Date and the time(s) of transfer of the Purchased Assets shall be offered, the opportunity to ask questions of, and receive answers from, Seller and Shareholders, and the Purchaser has been given full and complete access to all available information and data relating to the business and assets of Seller, has obtained such additional information about Seller and the Purchased Assets which the Purchaser has deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to Seller and, except as expressly set forth in this Agreement, Purchaser has not relied on any representation, warranty or other statement of Seller or Shareholders concerning Seller or the Purchased Assets, in its evaluation of the decision to consummate the transactions contemplated herein. As of the Closing Date,

               Purchaser will have had an opportunity to review and be familiar with all of the contracts of Seller which have been provided to Purchaser prior to the Closing Date.

               8Tax Matters. Except as to taxes not yet due and payable, and except for taxes the payment of which is being diligently contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles, to the best of Purchaser's knowledge, Purchaser has filed all returns and reports that are now required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it, or its property, including unemployment, social security and similar taxes; and to the best of Purchaser's knowledge, all of such taxes have been either paid or materially adequate reserves or other provision has been made therefor.

          9    [Intentionally Omitted].

               10No Change in Management Services. To the best of Purchaser's knowledge, none of the members of Purchaser's senior management including, but not limited to, its officers and directors, have expressed a desire to terminate his or her relationship or affiliation with Purchaser.


               11Changes to Purchaser's Business. To the best of Purchaser's knowledge, there have been no adverse recent trends in Purchaser's sales, revenues, or earnings and Purchaser is not aware of any changes to the industry or Purchaser's business, which could be expected to result in such decreased sales, revenues, or earnings.

               12Delivery of Purchaser Statements. Purchaser covenants that, commencing on the Closing Date through and including the date of the final payments under the Notes, Purchaser shall deliver to Seller (without the need for Seller to request such delivery) copies of Purchaser's quarterly and annual financial statements and all amendments thereto, the annual financial statement to be audited by independent public accountants, at such times as such financial statements are finalized. Purchaser covenants that such financial statements shall be prepared in accordance with general accepted accounting principles and will fully and fairly reflect the Purchaser's financial position and financial results as of their dates. Purchaser further covenants to provide to Seller from time to time, after the Closing Date and until July 15, 1999, such other information about the Purchaser's business, operations, financial position and capitalization as Seller shall reasonably request.


               13Full Disclosure. None of the representations and warranties made by Purchaser herein, or made on its behalf, including any disclosures made in Schedules and Exhibits attached hereto, contains or will contain, to Seller's knowledge, any untrue statement of material fact or omits or will omit any material fact.

                                         8.
                                      COMPETITION
                                     ___________

               1   As an inducement for and in consideration of Purchaser
               entering into this Agreement, Seller and I. Fintz, A. Sokol,
               R. Krongold and M. Rosen agree to enter into a Covenant Not to Compete Agreement, in the form of Exhibits "B" , "B-1", "B-2", "B-3" and "B-4", respectively, attached hereto and made a part hereof.

                                         9.
                                  INTERIM OPERATIONS
                                 __________________
                1Seller's Covenants.
               From June 15, 1997 the date of the updated Pro Forma Balance Sheet through and including the Closing Date, except as set forth on the Disclosure Schedule, or in the ordinary course of business, Seller shall not:

               (i) change its Articles of Incorporation or bylaws or merge or consolidate with or into any entity, or acquire control of any entity, or obligate itself to do so;

               (ii) declare, set aside or pay any dividend or other
                    distribution on or in respect of shares of its capital stock;

               (iii)   authorize, guarantee or incur indebtedness for
                    borrowed money, including but not limited to, borrowing for the payment of any taxes;

               (iv) sell or agree to sell any of the Purchased Assets,
                    except in the ordinary course of business;

               (v) mortgage, pledge or subject to any security interest any of the Purchased Assets;

               (vi) make any capital expenditures or capital additions or betterments, or commitments therefor, aggregating in excess of $5,000.00, except in the ordinary course of business;

               (vii)   seek other officers to purchase the stock or assets
                    of Seller and shall refrain and cause its officers, employees and agents to refrain from seeking other offers to purchase the stock or assets of Seller;

               (viii)  enter into any long-term contractual arrangements
                    or blanket purchase orders which extend past the Closing Date without the express written consent of Purchaser except in the ordinary course of business;

               (ix) increase the salaries of any existing employees, hire new managers or employees, pay or award bonuses, make loans, or permit draws by any individuals without Purchaser's express written consent except in the ordinary course of business.

               If the Closing Date is extended for any reason by Purchaser (and Seller consents to such extension), and Purchaser desires for Seller to continue to comply with the provisions of this Section 9, Purchaser shall place an additional $250,000 with the Escrow Agents to hold as additional Deposit, pursuant to the terms of this Agreement.

               2 Conduct of Business.
               From the date hereof until Closing, Seller will operate the Business substantially as presently operated and only in the ordinary course of business and, consistent with such operation, will use its best efforts to preserve intact for the benefit of Purchaser, the present business organization of the Business and the relationships and good will of suppliers, customers, clients and others having business relations with the Business. Without limiting the generality of the foregoing, Seller will not, other than in the ordinary course of business, take any of the actions contemplated by, or which would give rise to, a result contemplated by Section 6.15(a) hereof as set forth in such section.


               3Access to Information.
               From the date hereof until Closing, Seller and Purchaser shall make available or cause to be made available to the accountants, attorneys or other representatives of the other of such parties for examination during normal business hours, upon reasonable prior requests, all properties, assets, books of accounts, title papers, insurance policies, contracts, leases, commitments, records and other documents of every character relating to the Business, all of which are subject to the terms of the Confidentiality Agreement executed by and between Seller and Purchaser (the "Confidentiality Agreement") and provided such access does not interfere with the ordinary course of Seller's and Purchaser's respective businesses. Notwithstanding anything in this Agreement that may imply otherwise, Purchaser shall not contact employees of Seller, other than Shareholders, officers and directors, until after the expiration of the Inspection Period.

               4Other Actions.
               From the date hereof until Closing, Seller and Purchaser shall not take any action which shall prevent the representations, warranties and covenants of Seller or Purchaser, respectively, set forth herein from being materially true and correct at the Closing. Seller and Purchaser shall each use its respective best efforts to fulfill all conditions precedent set forth herein in order to consummate the transactions contemplated hereby in a timely manner.
                5Completion of Schedules, Exhibits, and Ancillary Documents Purchaser and Seller shall endeavor to complete and agree upon all of the terms of the ancillary documents including, but not limited to, the Notes, the Employment Agreements, the Non-Competition Agreements, and the Subordination Agreements within 7 days after the date first written above, and to finalize the Disclosure Schedule and other Exhibits prior to June 9, 1997, other than those Schedules which cannot by their nature be completed until a date close to the Closing date.

                                         10.

                              [INTENTIONALLY  OMITTED]

                                         11.

                            SURVIVAL OF AND RELIANCE UPON
             REPRESENTATIONS, WARRANTIES AND AGREEMENTS; INDEMNIFICATION
             ___________________________________________________________
               1Survival of Representations and Warranties
                The parties acknowledge and agree that all representations, warranties and agreements contained in this Agreement or in any agreement, instrument, exhibit, certificate, schedule or other document delivered in connection herewith and referenced herein, shall survive the Closing and continue to be binding upon the party giving such representation, warranty or agreement and shall be fully enforceable to the extent provided for in Sections 11.3 and 11.4 hereof, at law or in equity, for the period beginning on the Closing Date and ending one (1) year thereafter, except for (i) representations in Sections 6.3, 7.2 and 6.10 which shall survive until the expiration of the statute of limitations applicable to such representations and (ii) Exhibits "B", "B-1" " B-2", "B-3" and "B-4", which shall terminate as provided therein.

                2Reliance Upon and Enforcement of Representations, Warran-
               ties and Agreements.

               (a) Seller hereby agrees that, notwithstanding any right of Purchaser to fully investigate the affairs of Seller, and notwithstanding knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties and agreements of Seller contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Purchaser pursuant to the provisions of this Agreement.

               (b) Purchaser hereby agrees that, notwithstanding any right of Seller to fully investigate the affairs of Purchaser, and notwithstanding knowledge of facts determined or determinable by Seller pursuant to such investigation or right of investigation, Seller has the right to rely fully upon the representations, warranties and agreements of Purchaser contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Seller pursuant to the provisions of this Agreement.

               3 Indemnification by Seller and Shareholders.
               Subject to the limitations in Section 11.5(d) below, Seller and each Shareholder shall indemnify Purchaser against and hold it harmless from:

            (i) any and all material loss, damage, liability or deficiency resulting from or arising out of any material inaccuracy in or material breach of any representation, warranty, covenant, or obligation made or incurred by Seller herein or in any other agreement, instrument or document delivered by or on behalf of Seller in connection herewith and incorporated herein;

           (ii) any imposition (including by operation of law) or attempted imposition by a third party upon Purchaser of any liability of Seller which Purchaser has not specifically agreed to assume pursuant to Sections 3.1 and 3.2 of this Agreement; and

          (iii) any and all reasonable costs and expenses incurred by Purchaser (including reasonable legal and accounting fees) related to any of the foregoing, subject to the provisions of Section 11.5.

               Nothing in this Section 11.3 shall be construed to further limit the amount to which, or the time by which (except as described in Sections 11.1 and 11.5(d)), by reason of offset or otherwise, the Purchaser may recover from Seller or any Shareholder pursuant to this Agreement resulting from Seller's and any Shareholder's breach or violation of any representation, warranty, covenant or agreement contained herein.

               Any amounts to which Purchaser, its successors or assigns, is entitled to indemnification pursuant to the provisions of this Section, subject to the provisions of Section 11.5, shall be offset against the final amounts payable to Seller under the Notes. Provided, however, the offset in any one year may not exceed the aggregate amount of principal and interest due on said promissory note for said year. Notwithstanding anything in this Agreement to the contrary, if Purchaser directly causes Seller or Shareholders to materially breach, default or perform other acts or events that would give rise to claim by Purchaser for loss, damage, or liability hereunder, then Purchaser shall have no right to make a claim for such loss, damage, or liability.

               4 Indemnification by Purchaser.
               Purchaser shall indemnify Seller and the Shareholders against and hold it and them harmless from any and all loss, damage, liability or deficiency resulting from or arising out of: (i) any Assumed Liabilities; (ii) any liability of Purchaser arising out of Purchaser's operations subsequent to the Closing (except to the extent such liability is the result of a material breach of a covenant or warranty of Seller hereunder); or (iii) any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Purchaser herein; and (iv) any and all related costs and expenses (including reasonable legal and accounting fees), subject to the provisions of 11.5. Except as specifically provided herein, nothing in this Section
               11.4 shall be construed to limit the amount to which, or the time (except as described in Section 11.1) by which, by reason of offset or otherwise, that Seller may recover from Purchaser pursuant to this Agreement resulting from its breach or violation of any representation, warranty, covenant or agreement contained herein.

               5Notification of and Participation in Claims.

               (a) No claim for indemnification shall arise until written notice thereof is given to the party from whom indemnity is sought. Such notice shall be sent within ten (10) days after the party to be indemnified has received notification of such claim, but failure to notify the indemnifying party shall in no event prejudice the right of the party to be indemnified under this Agreement, unless the indemnifying party shall be prejudiced by such failure and then only to the extent of such prejudice. In the event that any legal proceeding shall be instituted or any claim or demand is asserted by any third party in respect of which Seller/Shareholders on the one hand, or Purchaser on the other hand, may have an obligation to indemnify the other, the party asserting such right to indemnity (the "Party to be Indemnified") shall give or cause to be given to the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof and the Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Party to be Indemnified, unless the Indemnifying Party (i) agrees to assume the defense, and (ii) does so with reputable counsel in Dade County, Florida, in which case such Indemnifying Party may assume such control through counsel of its choice and at its expense. In the event the Indemnifying Party assumes control of the defense, the Indemnifying Party shall not be responsible for the legal costs and expenses of the Party to be Indemnified in the event the Party to be Indemnified decides to join in such defense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand. If the Indemnifying Party assumes the defense, the Party to be Indemnified shall make available to the Indemnifying Party all relevant records and take such other actions as are necessary to defend against the claim. Upon an Indemnifying Party making any payment hereunder, the Indemnifying Party shall be subrogated to the rights, if any, of the Party to be Indemnified.

               (b) If the Party to be Indemnified is also the party controlling the defense, negotiation or settlement of any matter, and if the Party to be Indemnified determines to compromise the matter, the Party to be Indemnified shall immediately advise the Indemnifying Party of the terms and conditions of the proposed settlement. If the Indemnifying Party agrees to accept such proposal, the Party to be Indemnified shall proceed to conclude the settlement of the matter, and the Indemnifying Party shall immediately indemnify the

                    Party to be Indemnified pursuant to the terms of Sections 11.3 and 11.4 hereunder. If the Indemnifying Party does not agree within fourteen (14) days to accept the settlement (said 14-day period to begin on the first business day following the date such party receives a complete copy of the settlement proposal), the Indemnifying Party shall immediately assume control of the defense, negotiation or settlement thereof, at that Indemnifying Party's expense. Thereafter, if the claim validly requires indemnification hereunder, the Party to be Indemnified shall be indemnified in the entirety for any liability arising out of the ultimate defenses, negotiation or settlement of such matter.

               (c) If the Indemnifying Party is the party controlling the defense, negotiation or settlement of any matter, and the Indemnifying Party determines to compromise the matter, the Indemnifying Party shall immediately advise the Party to be Indemnified of the terms and conditions of the proposed settlement. If the Party to be Indemnified agrees to accept such proposal, the Indemnifying Party shall proceed to conclude the settlement of the matter and immediately indemnify the Party to be Indemnified pursuant to the terms of Sections 11.3 or 11.4 hereunder. If the Party to be Indemnified does not agree within fourteen (14) days to accept the settlement (said 14-day period to begin on the first business day following the date such party receives a complete copy of the settlement proposal), the Party to be Indemnified shall immediately assume control of the defense, negotiation or settlement thereof, at the Party to be Indemnified's expense. If the final amount paid to resolve the claim is less than the amount of the original proposed settlement made by the Indemnifying Party, then the Party to be Indemnified shall receive such indemnification pursuant to Sections 11.3 or 11.4 hereof, including any and all reasonable expenses incurred by the Party to be Indemnified incurred in connection with the defense, negotiation or settlement of such matter. If the amount finally paid to resolve the claim (including legal fees incurred by the Party to be Indemnified) is equal to or greater than the amount of the original proposed settlement proposed by the Indemnifying Party, then the Indemnifying Party shall provide indemnification pursuant to Sections 11.3 and 11.4 for the amount of the original settlement proposal submitted by the Indemnifying Party, and the Party to be Indemnified shall be responsible for all amounts in excess of the original settlement proposal submitted by the Indemnifying Party and all costs and expenses incurred by the Party to be Indemnified in connection with such defense, negotiation or settlement. Notwithstanding anything to the contrary herein, if the Indemnifying Party desires to settle a claim hereunder and the terms of the settlement provide for a complete release of the Party to be Indemnified, the Party to be

                    Indemnified must consent to such settlement provided such release does not contain any provision, requirement or waiver of rights that are materially detrimental to such Party to be Indemnified.

               (d) Notwithstanding anything to the contrary in this Agreement, including, but not limited to this Section 11.5, the maximum aggregate amount that Seller and Shareholders may collectively be required to pay Purchaser hereunder, or as a result of any other provision of this Agreement as a result of any and all breaches, if any, of representations or warranties hereunder, or as a result of any and all defaults in any covenants hereunder, or as a result of any and all unassumed liabilities, whether claimed pursuant to this indemnification section or otherwise, shall be $542,000, subject to reduction to, and based upon, the aggregate then outstanding balance under the Notes, provided if Purchaser provides Seller with written notice during the final 60 days of the first year after the Closing Date that Purchaser is concerned about the ability of the remaining balance of the Notes to satisfy potential claims by Purchaser hereunder, then, even though Purchaser has made a payment under the Notes, the amount that Purchaser may collectively claim against Seller and Shareholders shall continue to be $542,000, provided such claims shall only be made pro-rata against Shareholders based upon the ownership of each Shareholder in Seller as set forth in the recitals first set forth above, (i.e., $216,800 for I. Fintz; $135,500 for R. Krongold and M. Rosen's and $54,200 for
                    A. Sokol). In no event shall any Shareholder be liable to Purchaser for any liabilities described in the first sentence of this Section 11.5(d), or elsewhere in this Agreement, for an amount in excess of the applicable amount set forth in the preceding sentence. The sole source of recourse for such claims shall be the right of Purchaser to offset any amounts under the Notes to the extent such final payment is sufficient to cover such claim and thereafter if necessary from the next preceding payment(s) under the Note(s) or from the cash delivered to the Shareholders if the notice referred to above has been provided. Any offset against the Notes shall be made pro-rata against all four (4) Notes, based upon the initial principal amount of the Notes as of the date of the Closing and shall be deducted from the final payments under the Notes. Prior to any off-set, Purchaser shall send written notice to the holder of the Notes stating with reasonable specificity the basis for Purchaser's right to such indemnification payment. If within 10 days after receipt of such notice of set-off, the holder contests in writing (sent to Purchaser) Purchaser's claim of indemnification under this Section 11, then the amount which Purchaser would otherwise have paid to the holder but for the exercise of such right of set-off shall be paid into an interest bearing escrow account maintained by a bank selected by Purchaser, to be held in such account until Purchaser and the holder have reached agreement as to the amount, if any, of such indemnification payment and set-off, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. Purchaser and the holder agree that they will use their best efforts to resolve any such dispute within 30 days of receipt of notice by Purchaser of the holder's objection to the set-off.

               (e) Indemnification Basket. Notwithstanding anything to the contrary in this Agreement, Seller and Shareholders shall not have any liability to Purchaser, pursuant to this indemnification section or elsewhere in this Agreement, unless and until the aggregate of all claims, losses, and liabilities that Seller and Shareholders would be liable to Purchaser hereunder, exceeds $150,000 (net of any tax benefit Purchaser obtains as a result of such expenses, losses, and liabilities) and then such liability shall exist only to the extent that the aggregate of all losses, liabilities, and damages exceed $150,000 (net of the income tax benefit derived by Purchaser).

                                         12.

                                 EXPRESS CONDITIONS
                                 __________________

               1Notwithstanding anything herein to the contrary, and subject to Section 12.2 below, Purchaser's and Seller's obligations hereunder are subject to the following conditions:

               (a) Purchaser shall have obtained from its primary lender, Star Bank, N.A., consent to the transaction.

               (b) Purchaser shall have acquired all necessary permits from federal, state and local agencies that are necessary to conduct cabling operations in the State of Florida.

               (c)  Approval of the Board of Directors of Purchaser.

               (d) Approval of the Board of Directors of Seller and Seller completing its due diligence review of Purchaser satisfactory to Seller at its sole discretion.

               (e) The Closing contemplated by this Agreement shall be expressly contingent upon a due diligence review of Seller's Business satisfactory to Purchaser in its sole discretion. During such period, the Seller will allow Purchaser and its representatives full and complete access to the books, records and facilities of the business and will use its best efforts to keep Purchaser fully apprised of its business activities, financial condition and prospects. In addition, the Seller will make available its officers, counsel and independent accountants to discuss these matters with Purchaser's representatives and other financial employee(s) of Seller designated by Seller, subject to the time limitations contained in Section 9.3. The Closing is contingent upon Purchaser being satisfied in every respect with the results of the Purchaser's due diligence investigation. If the results of the investigation are not to the satisfaction of Purchaser, Purchaser shall notify Seller in writing that this condition precedent has not been satisfied, and immediately thereafter, the Escrow Agents shall be authorized by the Purchaser and Seller to release the escrow funds to Purchaser. Purchaser will conduct its due diligence in a manner that will minimize any interference with the business of Seller and will enter into the Confidentiality Agreement which will be customary to transactions of this nature.

               Subject to Section 12.2 below, in the event any of the foregoing contingencies have not been met or waived, by Purchaser or Seller, where applicable, by June 16, 1997, the $50,000.00 earnest money shall be returned promptly to Purchaser. If the conditions set forth in this Section 12.1 that relate to Purchaser have been met or waived, as described herein or in Section 12.2 below, then Purchaser shall deposit an additional $100,000 with the Escrow Agents as an additional Deposit, and, thereafter, if Purchaser does not close the transactions contemplated hereby on the Closing Date as may be extended by Seller under
               Section 13.4, other than as a result of Seller's or Shareholders' material breach or the failure of Seller to materially satisfy the conditions precedent set forth in
               Section 13.2 below, then the entire Deposit then held by the Escrow Agents shall be promptly delivered to Seller as agreed upon liquidated damages (and not as a penalty)) for its cost, inconvenience, expense, and damages resulting from Purchaser's due diligence investigation of its Business and Seller's time expended. If the transaction does not close on the Closing Date as a result of Seller's or Shareholders' material breach or the failure of Seller to materially satisfy the conditions precedent set forth in Section 13.2 below, then the entire Deposit shall be returned to Purchaser.

              2    The contingencies set forth in Section 12.1 must have all
               been met or waived, by Purchaser and Seller, where applicable, no later than June 16, 1997. Failure of either Purchaser or Seller to inform the other in writing on or before June 16, 1997, that any one or more of the express conditions set forth in Section 12.1 have not been met, shall serve conclusively as such non-sending party's notice and acknowledgment that all of the express conditions applicable to such party have been met and fully satisfied or irrevocably waived, and such non-sending party shall have waived any and all rights to make any claims that any express condition set forth in Section 12.1 has not been met, regardless of whether such condition has actually been met, and the non-sending party shall be obligated to proceed with the transactions contemplated herein, in accordance with the terms of this Agreement.

                                         13.

                                     THE CLOSING
                                     ___________

               1Date, Time and Place of Closing

               Consummation of the transactions contemplated hereby (the "Closing") shall take place on July 1, 1997 (the "Closing Date"), commencing at 9:00 a.m. EDT at _________________________________________, or on such other
               Closing Date, or at such other time and/or place as the parties may mutually agree upon.

                2Conditions Precedent to Purchaser's Obligations
                The obligation of Purchaser to perform in accordance with
               this Agreement and to consummate the transactions herein contemplated is subject to the satisfaction of the following conditions at or before the Closing:

               (a) The Seller shall have complied with and materially performed all of the representations, warranties, agreements and covenants hereunder required to be performed by it prior to or at the Closing;

               (b) There shall be no pending or threatened legal action which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement;

               (c) The business, aggregate properties and operations of Seller shall not have been materially adversely affected as a result of any fire, accident or other casualty or any labor disturbance or act of God or the public enemy, and there shall otherwise have been no material adverse change to the business, aggregate properties, or operations of the Seller since the date of execution of this Agreement;

               (d) Seller shall have delivered to Purchaser, at or before the Closing, the following documents, all of which shall be in form and substance reasonably acceptable to the Purchaser and its counsel:

                 (i) The instruments of transfer and limited powers of attorney required by Sections 2.5 and 2.6;

                (ii) Releases or estoppel letters (or copies thereof) of all liens, claims, charges, encumbrances, security interests and restrictions on the Purchased Assets necessary to provide Purchaser with good, marketable and indefeasible title to each of the Purchased Assets at the Closing;

               (iii) Certified copies of the corporate actions taken by the Board of Directors and Shareholders of Seller, authorizing the execution, delivery and performance of this Agreement;

                (iv) Certificate of Good Standing for Seller from the Secretary of State of Florida dated no earlier than fifteen (15) days prior to Closing;

                 (v) Opinion letter of McDermott, Will & Emery, counsel for Seller, addressed to Purchaser and dated the Closing Date, containing the opinion set forth on Exhibit "J".

                (vi) Seller shall have entered into the Subordination Agreement in the form attached hereto as Exhibit "D".

               (vii) Seller I. Fintz, A. Sokol, R. Krongold and M. Rosen shall have entered into the non-competition agreements set forth in Exhibits "B" "B-1", "B-2",
                        "B-3" and "B-4".

               (viii) The express conditions set forth in Section 12 have been satisfied or waived, as provided in such
                       Section 12.

               (e) Seller will adopt and file with the Secretary of State of Florida within five (5) business days after the Closing Date an amendment to the Articles of Incorporation of Seller changing the name of Seller to a name substantially dissimilar to Magic Box, Inc.

                    Seller shall execute a Consent for Use of Similar Name form, as set forth on Exhibit "M", granting to Purchaser the use of the name Magic Box, Inc.


               3Conditions Precedent to Seller's Obligations.
               The obligation of Seller to perform in accordance with this Agreement and to consummate the transactions herein contemplated is subject to the satisfaction of the following conditions at or before the Closing:

               (a) Performance by Purchaser of all of the representations, warranties, agreements and covenants to be performed by it at or before the Closing;

               (b) There shall be no pending or threatened legal action which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement;

               (c) The business, aggregate properties and operations of Purchaser shall not have been materially adversely affected as a result of any fire, accident or other casualty or any labor disturbance or act of God or the public enemy, and there shall otherwise have been no material adverse change to the business, aggregate properties, or operations of the Purchaser since the date of execution of this Agreement;

               (d) Purchaser shall deliver to Seller at or before the Closing the following documents, all of which shall be in form and substance acceptable to Seller and its counsel:

                 (i) A wire transfer or bank or cashiers check for the aggregate amount to be paid to Seller at the Closing pursuant to Section 4.2(b) hereof;

                (ii) A wire transfer or bank or cashiers check from the Escrow Agents for the amount set forth in Section 4.2(a) hereof;

               (iii) Assumption of Liabilities Agreement under which Purchaser assumes the Liabilities set forth in Sections 3.1 and 3.2;

                (iv)   Subordinated promissory notes as set forth in
                       Section 4.2(c);

                 (v) Certified copies of the corporate actions taken by Purchaser authorizing the execution, delivery and performance of this Agreement;

                (vi) Certificate of Good Standing for Purchaser from the Secretary of State of Delaware dated no earlier than fifteen (15) days prior to the date of Closing;

               (vii) Opinion letter of Lindhorst & Dreidame Co., L.P.A., counsel for Purchaser, addressed to Seller and dated the Closing Date, containing the opinions set forth on Exhibit "N"; and

               (viii) All of the express conditions set forth in Section 12 have been satisfied or waived.

               (e) Purchaser shall have entered into the Employment Agreements set forth in Exhibits "G" and "G-1" .
           4    Potential Extension of Closing Date.  Notwithstanding the
          definition of the Closing Date contained herein, if Seller provides Purchaser with written notice of its knowledge of a potential decrease in the federal capital gains tax rate, then as part of such notice Seller may extend the Closing Date for up to 30 days after the date set forth herein.


                                         14.
                                  GENERAL PROVISIONS
                                 __________________
                1Publicity.                All public announcements relating
               to this Agreement or the
               transactions contemplated hereby will be made by mutual agreement of by Purchaser and Seller, which mutual agreement will not be reasonably withheld by either party. For any disclosure which may be required because of Purchaser's being a publicly-traded corporation on the over-the-counter market, Seller's consent will not be required, but Purchaser will first inform Seller of such disclosure.
                2Expenses.  Purchaser will bear and pay all of its expenses incident to
               the transactions contemplated by this Agreement which are incurred by Purchaser or its representatives, and Seller shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or its representatives.

               3Notices.
               All notices and other communications required by this Agreement shall be in writing and shall be deemed given (i) upon delivery if delivered by hand, (ii) the next business day if sent by nationally reputable overnight carrier, or
               (iii) three days after mailing if mailed by registered mail or certified mail, return receipt requested; to the appropriate party at the following address (or at such other address for a party as shall be specified by notice pursuant hereto):

               (a)  If to Purchaser, to:
                       Pomeroy Computer Resources, Inc.
                       1020 Petersburg Road
                       Hebron, Kentucky  41048
                       Attn:  Stephen Pomeroy

                    With a copy to:
                       James H. Smith III, Esq.
                       Lindhorst & Dreidame
                       312 Walnut Street, Suite 2300
                       Cincinnati, Ohio  45202

               (b)  If to Seller, to:
                       Magic Box, Inc.
                       16698 N.W. 54th Avenue
                       Miami, Florida  33014
                       Attn: President

                    With a copy to:
                       McDermott, Will & Emery
                       201 S. Biscayne Boulevard
                       Suite 2200
                       Miami, Florida 33131
                       Attention: Jerry J. Sokol, Esq.

               (c)  If to Shareholders, to:
                       Israel Fintz
                       242 NE 199 Terrace
                       Miami, Florida  33179

                       M. Ronald Krongold, Esq.
                       201 Alhambra Circle
                       Suite 801
                       Coral Gables, Florida  33131

                       Marvin Rosen, Esq.
                       Greenberg Traurig et al.
                       1221 Brickell Avenue
                       Miami, Florida  33131

                       A. Sokol
                       555 NE 34 Street
                       #2503
                       Miami, Florida  33137

                    With a copy to:
                       McDermott, Will & Emery
                       201 S. Biscayne Boulevard
                       Suite 2200
                       Miami, Florida 33131
                       Attention: Jerry J. Sokol, Esq.

                4Binding Effect.
               Except as may be otherwise provided herein, this Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
                5Headings.
                The headings in this Agreement are intended solely for
               convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                                6Exhibits.
               The Exhibits referred to in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

               7Counterparts.
                This Agreement may be executed in multiple counterparts,
               each of which shall be deemed an original, but all of which constitute together one and the same document.

               8 Governing Law.
               This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without regard to its laws or the laws of any other jurisdiction regarding conflict of laws.
                9Severability
                If any provision of this Agreement shall be held
               unenforceable, invalid, or void to any extent for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.
                10 Waivers; Remedies Accumulated.
               No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by any party of any breach of this Agreement or of any representation or warranty contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided in this Agreement are in addition to all of the remedies provided by law. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party granting the same.
                11 Assignments.
                Except as otherwise provided in this Agreement, including
               Purchaser's specific right to assign the Agreement to Acquisition Sub as set forth in the recitals, no party shall assign its rights or obligations hereunder prior to Closing and thereafter without the prior written consent of the other party.

               12 Entire Agreement.
               This Agreement and the agreements, instruments and other documents to be delivered hereunder constitute the entire understanding and agreement concerning the subject matter hereof. All negotiations between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. Except as otherwise expressly contemplated by this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation other than the parties hereto any rights or privilege hereunder. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

          13   Business Records.
               Seller and Shareholder shall be permitted to retain copies of such books and records relating to the Purchased Assets and relating to the accounting and tax matters of the Business and to have access to all original copies of records so delivered to Purchaser at reasonable times, for any reasonable business purpose, for a period of six (6) years after the Closing.

          14   Attorneys' Fees.
               In the event any dispute arises between Purchaser, on the one hand, and Seller or Shareholders, on the other hand, whether pursuant to this Agreement or otherwise, the prevailing party shall be entitled to recover from the non-prevailing party, the prevailing party's attorneys' fees and costs, including all costs of appeal. In addition, such prevailing party shall also be entitled to recover attorneys' fees and costs incurred in enforcing any judgment from a suit arising under this Agreement or otherwise. This post-judgment attorneys' fees and costs provision shall be severable from the other provisions, shall survive any judgment on such suit, and shall not be deemed to be merged into the judgment.
               The parties hereto have executed this Agreement as of the date first above written.

                                        MAGIC BOX, INC.
                                          ________________________________

 By:
                                          Israel Fintz, President


                                        POMEROY COMPUTER RESOURCES, INC.
                                           ________________________________

                                        By:
                                          Stephen Pomeroy, Chief Financial
                                          Officer
                                          ISRAEL  FINTZ
                                            M.  RONALD  KRONGOLD
                                          MARVIN  ROSEN
                                          ALLISON  SOKOL
                                        ________________________________

                                      EXHIBIT A
                                    EXCLUDED ASSETS

          1.   Excess cash as defined in Section 4.1(c)

          2. The Purchase Price or any part thereof received by Seller for the sale of the Purchased Assets
               Seller's minute book and stock records

          3.   Marketable Securities of Seller

          4.   (This will be supplemented prior to May 31, 1997)

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